EXHIBIT 99.1

United-Guardian Reports Increase in Net Income

HAUPPAUGE, N.Y., May 09, 2019 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that net income increased by 15% to $1,222,694 ($0.27 per share) in this year’s first quarter, up from $1,059,862 ($0.23 per share) in the first quarter of 2018. Gross sales for the quarter were down by 6% from $3,666,947 to $3,452,894.

Ken Globus, President of United-Guardian, stated, “While sales were down somewhat as a result of some product launches and pipeline fills that took place in the first quarter of 2018 that were not a factor this year, we nevertheless had strong sales of our personal care and pharmaceutical products that were sufficient to increase net income over the first quarter of 2018. We are continuing to work closely with our distributors to expand the sales of our cosmetic ingredients and develop new products for the personal care market, especially in the area of natural cosmetic ingredients. Our international sales remain strong, despite increased competition from some lower-cost Asian manufacturers and the continuing uncertainty of the trade and tariff situation. As long as our products continue to be exempt from the retaliatory tariffs that were imposed by China last year, we are optimistic that we will be able to continue to increase our sales and earnings in the coming years.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:	Robert S. Rubinger
Public Relations
(631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE QUARTERS ENDED
MARCH 31, 2019 and MARCH 31, 2018*

STATEMENTS OF INCOME
(UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
	2019	2018
Sales:
Gross sales	$3,452,894	$3,666,947
Sales allowances and returns	(170,870)	(147,435)
Net Sales	3,282,024	3,519,512

Costs and expenses:
Cost of sales	1,390,051	1,450,931
Operating expenses	546,962	524,114
Research and development	98,659	101,664
Total costs and expenses	2,035,672	2,076,709
Income from operations	1,246,352	1,442,803

Other income (expense):
Investment income	44,167	46,782
Net gain (loss) on marketable securities	257,194	(135,150)
Loss from trade-in of equipment	---	(12,837)
Total other income (expense)	301,361	(101,205)
Income before provision for income taxes	1,547,713	1,341,598

Provision for income taxes	325,019	281,736

Net income	$1,222,694	$1,059,862

Earnings per common share (basic and diluted)	$0.27	$0.23

Weighted average shares – basic and diluted	4,594,319	4,594,319

* Additional financial information can be found at the company’s web site at www.u-g.com.